Genesys Industries Places Order to Purchase Another CNC Machine Tool for Rapid Manufacturing Cell.

NEW YORK, NY – December 5, 2019 (TheNewsWire) – Genesys Industries, Inc (OTCBB: GEIN) (OTCMKTS: GEIN) $GEIN – today announced that the company has placed a new purchase order for a new CNC Machine tool to support its On Demand Manufacturing platform. Delivery and onboarding of the machinery will be completed this month.

Company Spokesperson, commented: “This is an additional purchase of advanced manufacturing equipment which will allow the company to support its rapid manufacturing fast cell capabilities. We are seeing product lifecycles are getting shorter and shorter. In part, this is due to IoT because everything contains technology and technology is changing so quickly. This evolution is translating into an on demand need for custom precision products and we are prepared to service this challenge.”

The financing of this purchase will be provided in part by TCP term loan and partially by a new commercial bank loan. TCP, is an entity controlled by the Company’s sole officer and largest stockholder.

About Genesys Industries
Genesys Industries is a diversified multi-industry advanced manufacturer of complex components and products.   The company is a vertically integrated precision products manufacturer with core emphasis on product design, engineering and precision manufacturing of complex components and products.  Some of the industries served include Aviation, Automotive, Building Materials, Food Processing, Industrial, Maritime, Medical, Railroad, Oil and Gas, Packaging, Telecom, Textiles, Pulp Paper, Transportation and many more.  Follow us on twitter @genesysind or $GEIN
For more information on Genesys Industries, please visit www.genesysindustries.com

Contact Information.

Investor Relations
Genesys Industries, Inc
Phone: 941-722-3600
ir@genesysindustries.com

Safe Harbor Statement
This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. Statements contained in this press release regarding the company intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading "Risk Factors" in the Company's Financial Reports. This press release does not form any part of a prospectus or offering. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.